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Exhibit 23









                          Independent Auditors' Consent




The Board of Directors and Stockholders
Fastenal Company:


We consent to the incorporation by reference in the Registration Statement No. 333-52765 on Form S-8 of Fastenal Company of our reports dated January 19, 2000, except as to Note 4, which is as of January 25, 2000, relating to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1999, which is incorporated by reference in the Annual Report on Form 10-K of Fastenal Company for the year ended December 31, 1999.



                                                     /s/ KPMG LLP
                                                     KPMG LLP






Minneapolis, Minnesota
March 10, 2000